Exhibit 99

Marriott International, Inc.

Corporate Headquarters

NEWS

CONTACT: Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT UPDATES FOURTH QUARTER REVPAR OUTLOOK

Bethesda, Md. - January 7, 2010 - Marriott International, Inc. (NYSE:MAR) today said that while fourth quarter results are not yet available, the company expects its fourth quarter 2009 revenue per available room (REVPAR) for comparable systemwide hotels outside North America will have declined 14 to 16 percent on a constant dollar basis, consistent with the company's outlook disclosed in a press release on December 8, 2009. Further, Marriott expects comparable systemwide REVPAR inside North America will have declined 13 to 14 percent, somewhat better than prior guidance. Prior guidance for North America initially outlined in a press release on October 8, 2009 and reiterated in the December 8, 2009 release assumed a 13 to 16 percent REVPAR decline for the fourth quarter of 2009 for comparable systemwide hotels in North America.

In his blog yesterday, Marriott International's chairman and chief executive officer J.W. Marriott, Jr. discussed his optimism for the economy and Marriott as the New Year begins. Speaking of REVPAR trends, Mr. Marriott said, "For Marriott, the fourth quarter looked better than we expected outside North America, while things in the U.S. and Canada were also a little better. Leisure travelers are responding to the terrific values we're offering. We've also seen business travel and large meetings start to pick up, which is big for our industry."

Additional information will be available when Marriott discloses its fourth quarter earnings on February 11, 2010.

Note: The REVPAR expectations in this press release are "forward-looking statements" within the meaning of federal securities laws. We caution you that this information is preliminary and remains subject to completion of the company's year end account closing, review and verification process, and actual reported REVPAR could differ, possibly materially, from our current expectations. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Visit http://www.marriott.com/corporateinfo/boilerplate.mi for company information.